Exhibit 99.1

For Immediate Release

For more information:
Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES EXTENSION OF SHARE REPURCHASE PROGRAM

GREENVILLE, SC, December 8, 2025 – United Community Banks, Inc. (NYSE: UCB) (the “Company”) today announced that the Company’s Board of Directors approved a common stock repurchase program, authorizing the repurchase of up to $100.0 million of its outstanding common stock on the open market, in privately negotiated transactions, or in any other manner that complies with the provisions of the Securities Exchange Act of 1934, as amended (the “Stock Repurchase Program”). The Company may make repurchases under the Stock Repurchase Program from time to time beginning after the expiration of its current common stock repurchase program on December 31, 2025, and ending on December 31, 2026. The Company has repurchased $44 million of shares in 2025 under its current common stock repurchase program.

The Stock Repurchase Program may be modified, suspended or discontinued at any time in the Company’s discretion without prior notice, and does not commit the Company to repurchase shares of its common stock. The actual number and value of the shares to be purchased will be determined by the Company at its discretion and will depend on a number of factors including the performance of the price of the Company’s common stock, other market conditions, the availability of alternative investment opportunities and other factors the Company deems appropriate.

Exhibit 99.1

About United Community Banks, Inc.
United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top 100 U.S. financial institution committed to building stronger communities and improving the financial health and well-being of its customers. United Community offers a full range of banking, mortgage and wealth management services. As of September 30, 2025, United Community Banks, Inc. had $28.1 billion in assets and operated 199 offices across Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee. The Company also manages a nationally recognized SBA lending franchise and a national equipment finance subsidiary, extending its reach to businesses across the country. United Community is an 11-time winner of J.D. Power’s award for highest customer satisfaction among consumer banks in the Southeast and was named the most trusted bank in the region in 2025. The Company has also been recognized eight consecutive years by American Banker as one of the “Best Banks to Work For.” In commercial banking, United Community earned five 2025 Greenwich Best Brand awards, including national honors for middle market satisfaction. Forbes has consistently named United Community among the World’s Best and America’s Best Banks. Learn more at ucbi.com.